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                                                                      Exhibit 99

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

Deutsche Bank                                    Northern Trust Corporation

Missy DeAngelis                                  Sue Rageas
Deutsche Bank New York                           Northern Trust, Chicago
+1 (212) 336 1643                                +1 (312) 444 4279

Ronald Weichert
Deutsche Bank Frankfurt
+49 69 910 38664


                        NORTHERN TRUST AND DEUTSCHE BANK
                  AGREE ON PASSIVE ASSET MANAGEMENT TRANSACTION

CHICAGO, September 27, 2002 -- Northern Trust Corporation, Chicago, and Deutsche Bank AG, Frankfurt, announced today that they have signed a definitive agreement for the sale of Deutsche Bank's global passive equity, enhanced equity and passive fixed income businesses. The parties expect to complete this transaction within three to six months, subject to regulatory approval and other closing conditions. Both firms will work together to ensure a smooth transition.

The purchase price is based on the total value of managed assets transferred to Northern Trust. Based on assets under management as of June 30, 2002 of $120 billion, the purchase price would be approximately $260 million, subject to adjustments.

"This divestiture is another step in the implementation of Deutsche Bank's strategy to focus on core competencies. After an in-depth strategic review, based on Deutsche Asset Management's size and global presence, we have made the decision to concentrate our efforts on active management. This will enable us to provide more focused products and services to our clients," commented Tom Hughes, Member of the Group Executive Committee and Global Head of Deutsche Asset Management of Deutsche Bank. "Our global investment and distribution platforms are among the broadest and deepest in the industry allowing us to deliver significant

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value added expertise to our clients. With this increased focus on our key strengths, we will continue to build on our position. The passive business being sold represents total assets under management of approximately $120 billion, (as of June 30, 2002) and generates less than 2% of Deutsche Asset Management's revenues," Mr. Hughes added.

Commenting on the agreement, William A. Osborn, Northern's Chairman and CEO, said, "This acquisition highlights Northern Trust's commitment to the global investment management business. Our assets under management will increase to approximately $447 billion from $327 billion (based on assets under management as of June 30, 2002), placing us among the ten largest investment managers in the U.S. and among the top three U.S. institutional index managers. We estimate that this transaction will be very slightly dilutive to earnings in the first year and very slightly accretive to our earnings thereafter."

Stephen B. Timbers, president of Northern Trust Global Investments, stated, "This acquisition is an excellent strategic fit for Northern Trust. The complementary nature of the asset base fits nicely on our existing quantitative management platform, while the additional product capability allows us to expand our international and enhanced index offerings significantly. The enhanced product line also provides a natural bridge between our index capabilities and our highly competitive line of active equity and fixed income products. This acquisition also supports our related businesses, including our rapidly growing transition business which will benefit from increased trading volume, and our securities lending activities, where we already hold an established leadership position."

Northern Trust Global Investments offers a unique array of global capabilities that includes active equity and fixed income management, passive and enhanced products, and manager of manager programs for alternative investments and other specialty programs. Northern Trust Global Investments brings together the resources of The Northern Trust Company, Northern Trust Investments, Inc., Northern Trust Global Investments (Europe), Ltd., and Northern Trust Global

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Advisors, Inc. and its subsidiaries to offer investment products and services to personal and institutional markets.

Northern Trust Corporation is a leading provider of investment management, master trust/custody, global custody, personal trust, private banking and treasury management services. Northern's assets under management were $327 billion and assets under administration were $1.7 trillion, as of June 30, 2002. Northern has a growing network of offices in 15 states and international offices in six countries.

With roughly (euro)900 billion in assets and approximately 84,500 employees, Deutsche Bank offers its 12 million clients unparalleled financial services in 75 countries throughout the world. The Bank aspires to be a leading global provider of integrated financial solutions for demanding clients and the pre-eminent bank in Germany generating exceptional value for its shareholders and people.

Deutsche Bank ranks among the global leaders in corporate banking and securities, transaction banking, asset management, and private wealth management, and has a significant private & business banking franchise in Germany and other selected countries in Continental Europe.

www.deutsche-bank.com

Deutsche Asset Management is one of the world's leading investment management organizations, not just in size, but in quality and breadth of investment products, performance and client service. Deutsche Asset Management is geographically divided into three regions - the Americas, Europe and Asia Pacific, providing the full range of investment management products across the risk/return spectrum.

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust's financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, new business results and outlook, changes in securities market prices, credit quality, planned capital

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expenditures and technology spending, and the effect of any extraordinary events and various other matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. Actual results could differ materially from those indicated by these statements. Northern Trust Corporation's 2001 Annual Report to Shareholders, including the section of Management's Discussion and Analysis captioned "Factors Affecting Future Results," and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, Northern Trust's success in executing various parts of its business plans, technology risks, including material systems interruptions or errors, and risks associated with changes in the regulatory framework resulting from enactment of the Gramm-Leach-Bliley Act of 1999 and other regulatory changes and factors. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.